SANDY SPRING BANCORP, INC.

EXECUTIVE SEVERANCE PLAN

1.Name, Purpose and Effective Date

1.1    Name and Purpose of Plan. The purpose of this Sandy Spring Bancorp, Inc. Executive Severance Plan (the “Plan”) is to provide severance benefits to certain senior executives and key employees of the Company and its affiliates in the event their employment is terminated in certain circumstances, including certain terminations related to a Change in Control. The Plan is intended to secure the continued services of executive and key employees of the Company and its affiliates and to ensure their continued dedication to their duties in the event of any threat or occurrence of a Change in Control. The Plan is also intended to provide a level of security to executive and key employees who are terminated without Cause, notwithstanding that such termination has occurred outside of a Covered Period.

1.2    Effective Date. The Plan became effective on December 14, 2022 (the “Effective Date”).

1.3    ERISA Status. The Plan is intended to be an unfunded plan that is maintained primarily to provide severance compensation and benefits to a select group of “management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA, and therefore to be exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.

2.Definitions

The following words and phrases will have the following meanings unless a different meaning is plainly required by the context:

2.1    “Base Salary” means the annualized gross base salary payable to a Participant, before any deductions, exclusions, deferrals or contributions on a tax-qualified or non-tax-qualified basis under any plan or program of the Company or any of its affiliates.

2.2    “Board” means the Board of Directors of the Company.

2.3    “Cause” means a Participant’s (a) dishonesty, willful misconduct, bad faith or a lack of complete integrity or candor (including, but not limited to, any acts of embezzlement or misappropriation of funds), breach of or dereliction of fiduciary duty, or fraud, in each case in connection with the performance of services on behalf of the Company or any of its affiliates or otherwise in connection with the Participant’s position with the Company or any of its affiliates, (b) intentional failure to perform the duties assigned to or expected of the Participant after reasonable notification (which shall be stated in writing and given at least fifteen (15) days prior to termination) by the Board of such failure, (c) conviction of a felony, plea of guilty or nolo contendere or finding of liability of or under any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, (d) engaging in behavior that would constitute grounds for liability (the Company’s and/or the Participant’s) for harassment, retaliation or discrimination (as proscribed by the U.S. Equal Employment Opportunity Commission or applicable state or local law) or other egregious conduct violative of laws governing the workplace, or (e) material violation of any of the rules of conduct or behavior of the Company or any of its affiliates, such as may be provided in any employee handbook or code of ethics as the Company or any of its affiliates may promulgate from time to time, following notice and a reasonable opportunity to cure in the sole discretion of the Company (if such violation is capable of cure).

For purposes of this Section 2.3, no act or failure to act will be considered “willful” or “intentional” unless done or omitted to be done in bad faith and without reasonable belief that the Participant’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, based upon the advice of counsel for the Company or upon the instructions of the Company’s chief executive officer or another senior officer of the Company will be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company. “Cause” will not exist unless and until the Company has delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of a majority of the entire Board (excluding the Participant if the Participant is a Board member) at a meeting of the Board called and held for such purpose (after reasonable notice to the Participant and an opportunity for the Participant to be heard before the Board), finding that in the good faith opinion of the Board an event set forth in Section 2.3 has occurred and specifying the particulars thereof in detail.

2.4    “Change in Control” means the occurrence of any of the following events:

(a) the acquisition by any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) of direct or indirect beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the combined voting power of the then-outstanding securities of the Company entitled to vote in the election of directors of the Company; provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company; (ii) any acquisition by the Company; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates; or (iv) any acquisition pursuant to a transaction that complies with clauses (c)(i), (ii) and (iii) below;

(b) the individuals who, as of the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided that any individual becoming a director subsequent to the Effective Date whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for director, without written objection to such nomination) shall be considered an Incumbent Director, unless such individual is initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or behalf of a person other than the Board, including by reason of any agreement intended to avoid or settle any election contest or proxy solicitation;

(c) the consummation of a merger, consolidation, reorganization, statutory share exchange or similar form of corporation transaction involving the Company or involving the issuance of securities by the Company or the acquisition of assets or stock of another entity by the Company (each, a “Business Combination”), unless immediately following such Business Combination:

(i) the shareholders of the Company immediately prior to such Business Combination own directly or indirectly at least 60% of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) (the “Surviving Company”) in substantially the same proportion as their ownership of voting securities of the Company immediately prior to such Business Combination;

(ii) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the Surviving Company were Incumbent Directors at the time of the execution of the initial agreement or action of the Board providing for such Business Combination; and

(iii) no person other than (A) the Surviving Company or (B) any employee benefit plan (or related trust) sponsored or maintained by the Company immediately prior to such Business Combination beneficially owns, directly or indirectly, 25% or more of the combined voting power of the Surviving Company’s then-outstanding voting securities entitled to vote in the election of directors;

(d) the sale of all or substantially all the assets of the Company (other than to an affiliate of the Company); or

(e) the Company’s shareholders approve a plan of dissolution or complete liquidation of the Company.

To the extent necessary to comply with Section 409A of the Code, a Change in Control will be deemed to have occurred only if the event also constitutes a change in the effective ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, in each case within the meaning of Treasury Regulation section 1.409A-3(i)(5).

2.5    “Code” means the Internal Revenue Code of 1986, as amended.

2.6    “Committee” means the Compensation Committee of the Board, or any successor thereto or other committee designated by the Board to assume the obligations of the Committee hereunder.

2.7    “Company” means Sandy Spring Bancorp, Inc., a Maryland corporation, and any successor or assignee as provided in Section 6.3.

2.8    “Competitive Business” means any business enterprise that either (a) engages in any activity that competes with the business of the Company or any of its affiliates or (b) holds a five percent (5%) or greater equity, voting or profit participation interest in any enterprise that engages in such a competitive activity.

2.9    “Confidential Information” means any information relating to the Company or any of its affiliates, or their respective products, services, borrowers, depositors and other clients that is not generally known or available to the general public, including, but not limited to, (a) operation or financial information, such as information with respect to costs, fees, profits, sales, sales margins, capital structure, operating results, borrowing arrangements, strategies and plans for future business, pending projects and proposals and potential acquisitions or divestitures, (b) product and technical information, such as new and innovative product ideas, subjects of research and development, investigations, data, software, software codes, computer models and research and development projects, (c) marketing information, such as new marketing ideas, markets, mailing lists, the identity, including the names or addresses, of the borrowers, depositors and other clients of the Company or any of its affiliates, the financial arrangement between the Company or any of its affiliates and such clients, specific client needs and requirements and leads and referrals to prospective clients, (d) vendor, supplier and any other business partner information, including the financial arrangement between the Company or any of its affiliates and such persons, and (e) any information concerning or obtained from the clients of the Company or any of its affiliates.

2.10    “Covered Period” means the period commencing with the Company’s initial public announcement, in a report or proxy solicitation materials filed under the Exchange Act, of the agreements or other actions by the Company or the Board that are expected or intended to result in a Change in Control and ending twenty-four (24) months following the occurrence of such Change in Control. In the case of a tender or exchange offer that results in a Change in Control, the Covered Period shall commence on the date that the Company or the Board publicly announces acceptance or support of the offer or, if acceptance or support is never announced, the date that the person making the offer publicly announces that the person knows or believes that the offer has sufficient support among Company shareholders to succeed in causing a Change in Control. The Covered Period will be extended by one additional month if the cure period in Section 2.13 is triggered in the 23rd or 24th month following a Change in Control.

2.11    “Disability” means a physical or mental infirmity that impairs the Participant’s ability to substantially perform duties assigned to the Participant and that results in the Participant’s becoming eligible for long-term disability benefits under the Company’s or its successor’s long-term disability plan or from the U.S. Social Security Administration. A Participant shall not be deemed to have a Disability until the date on which the insurer or the administrator of the Company’s long-term disability insurance program notifies the Participant that the Participant is eligible to commence benefits under such insurance or the date on which the U.S. Social Security Administration notifies the Participant that the Participant is eligible to commence disability benefits from such agency.

2.12    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.13    “Good Reason” means, without the Participant’s consent, the occurrence of any of the following events:
(a) a material diminution in the Participant’s title, authority, duties or responsibilities;

(b) any (i) reduction in the Participant’s Base Salary or (ii) material reduction in the Participant’s aggregate annual compensation opportunity (including Base Salary and annual and long-term target incentive compensation opportunities);

(c) any requirement of the Company that the Participant be based anywhere more than fifty (50) miles from the office where the Participant is located as of immediately prior to the Change in Control; or

(d) the failure of the Company to obtain the assumption of the Plan from any successor.

Notwithstanding the forgoing, the Participant will only have Good Reason if the Participant provides notice to the Company of the existence of the event or circumstance constituting Good Reason specified in any of the preceding clauses within ninety (90) days of the initial existence of such event or circumstances and such event or circumstance is not cured within thirty (30) days after the Company’s receipt of such notice. If the Participant initiates termination with Good Reason, the actual termination must occur within sixty (60) days after the date of the notice of termination. The Participant’s failure to timely give notice of termination with respect to the occurrence of a specific event that would otherwise constitute Good Reason will not constitute a waiver of the Participant’s right to give notice of any new subsequent event that would constitute Good Reason that occurs after such prior event (regardless of whether the new subsequent event is of the same or different nature as the preceding event).

2.14    “Participant” means a senior executive or key employee of the Company or any of its affiliates who has been chosen by the Committee to participate in the Plan and who is a party to a Participation Agreement that has not been terminated in accordance with the terms of the Plan.

2.15    “Participation Agreement” means an agreement to participate in the Plan substantially in the form of Exhibit B hereto.

2.16    “Pro-Rata Bonus” means an amount equal to the product of a (a) Participant’s Target Bonus for the year in which the Participant’s Termination Date occurs and (b) a fraction, the numerator of which is the number of days elapsed from the beginning of the applicable calendar year through the Participant’s Termination Date and the denominator of which is the number of days in the applicable calendar year.

2.17    “Qualifying Termination” means any termination of a Participant’s employment with the Company or any of its affiliates (or its successor) following the Effective Date (a) by the Company or any of its affiliates (or its successor) other than for Cause or (b) during a Covered Period, by the Participant for Good Reason. For the avoidance of doubt, termination of the Participant’s employment on account of death or Disability, or by the Company or any of its affiliates for Cause, or by the Participant for other than Good Reason, shall not be treated as a Qualifying Termination. Notwithstanding the foregoing, the death of the Participant after notice of termination for Good Reason or without Cause has been validly provided shall be deemed to be a Qualifying Termination.

2.18    “Severance Multiple” means, for each Participant, the applicable multiple set forth on Exhibit A hereto corresponding to such individual’s level of participation as designated in writing by the Committee and communicated to the Participant by the Company.

2.19    “Target Bonus” means a Participant’s target annual bonus under the annual incentive plan applicable to such Participant.

2.20    “Termination Date” means the date on which a Participant experiences a Qualifying Termination.

3.Participation and Severance Benefits

3.1    Participants. From time to time the Committee may select, in its discretion, those senior executives and key employees to be offered participation in the Plan. The Committee will determine, in its discretion, the Severance Multiple for each Participant. No senior executive or other employee has any right to participate in the Plan, and no Participant has any right to any particular Severance Multiple. The list of Participants is set forth in Exhibit A. The Committee may update Exhibit A at any time to reflect the then current Participants, without formally amending the Plan. Each individual selected to participate will become a Participant when, and only when, he or she executes and delivers a Participation Agreement.

3.2    Termination of Participant. A Participant shall cease to be a Participant in the Plan and, therefore, shall cease to be eligible to receive severance benefits under the Plan on the date on which the Participant ceases to be an employee of the Company or any of its affiliates other than by a Qualifying Termination. Unless the Participant otherwise agrees after receiving notice, the Committee may terminate the participation of any Participant at any time, but the Participant’s removal from the Plan will not be effective until the later of (a) twenty-four (24) months after the Company gives notice to the Participant of the Committee’s action and of its effective date or (b) the end of any Covered Period for the Participant that commenced before the Committee’s action and that was ongoing at the time of such action.

3.3    Non-Change in Control Severance Benefits. If a Participant experiences a Qualifying Termination during a time that is not a Covered Period, the Participant will be entitled to the following payments under the Plan (subject to the terms and conditions hereof), in addition to any amounts due by the Company to the Participant in connection with services performed by the Participant prior to the Participant’s Termination Date:

(a)    lump sum cash payment equal to the Participant’s Pro-Rata Bonus;

(b)    cash severance in an amount equal to the Participant’s Severance Multiple, multiplied by the Participant’s Base Salary as in effect on the Participant’s Termination Date;

(c)    if the Participant elects COBRA continuation coverage, a cash payment equal to the amount obtained by multiplying (i) the monthly cost for COBRA continuation coverage (as in effect as of the Participant’s Termination Date) for group medical, dental and vision coverage for the Participant and his or her dependents (to the extent that they are covered by the Company’s health and welfare plans) immediately before the Participant’s Termination Date by (ii) the number of months represented by the Participant’s Severance Multiple.

3.4    Change in Control Severance Benefits. If a Participant experiences a Qualifying Termination during a Covered Period, the Participant will be entitled to the following payments under the Plan (subject to the terms and conditions hereof), in addition to any amounts due by the Company to the Participant in connection with services performed by the Participant prior to the Participant’s Termination Date:

(a) a lump sum cash payment equal to the Participant’s Pro-Rata Bonus;

(b) a lump sum cash payment equal to the Participant’s Severance Multiple, multiplied by the sum of (i) the greater of (x) the Participant’s Base Salary as in effect immediately before the applicable Change in Control occurred or (y) the Participant’s Base Salary as in effect on the Participant’s Termination Date and (ii) the Participant’s Target Bonus for the fiscal year in which the Participant’s Termination Date occurs; and

(c) if the Participant elects COBRA continuation coverage, a lump sum cash payment equal to the amount obtained by multiplying (i) the monthly cost for COBRA continuation coverage (as in effect as of the Participant’s Termination Date) for group medical, dental and vision coverage for the Participant and his or her dependents (to the extent that they are covered by the Company’s health and welfare plans) immediately before the Participant’s Termination Date by (ii) the number of months represented by the Participant’s Severance Multiple.

3.5    Timing of Severance Payments. Except as provided below in Section 6.14, the cash payments specified in Sections 3.3(a) and 3.4 shall be paid on a regular payday within thirty (30) days following the date on which the Release described in Section 3.7 becomes effective and irrevocable pursuant to its terms (provided that such payments shall be made no later than March 15th of the calendar year following the calendar year in which the Participant’s Termination Date occurs). Except as provided below in Section 6.14, the cash payments specified in Sections 3.3(b) and 3.3(c) shall be paid in equal installments in accordance with the Company’s regular payroll practices, starting on a regular payday within thirty (30) days following the date on which the Release described in Section 3.7 becomes effective and irrevocable pursuant to its terms. The first installment payment shall include all amounts that would otherwise have been paid to the Participant during the period beginning on the Participant’s Termination Date and ending on the first payment date.

3.6    Company Automobile. If a Participant experiences a Qualifying Termination during a Covered Period and, at the time of the Termination Date, the Participant has the use of an automobile provided at the expense of the Company or is otherwise provided an automobile allowance by the Company, the Participant will have the right, for ninety (90) days following the Termination Date: (a) to continue to use the automobile on the same basis on which such Participant used it immediately before the Termination Date; or (b) to purchase the automobile from the Company for its lowest wholesale Kelley Blue Book value from a range determined based on the actual mileage, condition and features of the applicable automobile, or, if the Company has leased the automobile, to assume the lease.

3.7    Conditions to Severance Benefits. A Participant’s receipt of payments under the Plan will be conditioned on (a) the execution of a general release of all actual and potential claims that the Participant may have against the Company or any of its affiliates in the form provided to the Participant by the Company (the “Release”) and (b) such Release becoming effective and irrevocable not later than the sixtieth (60th) day following the Participant’s Termination Date. The terms and conditions of the Release will be substantially identical for all Participants similarly situated in connection with a Change in Control. The Company will provide the Release to the Participant within five (5) days following the Participant’s Termination Date. If the Participant does not execute and deliver the Release, or if the effective date of the Release does not occur within the sixty (60) days following the Participant’s Termination Date, the Participant will not be entitled to any payments provided for under the Plan.

3.8    No Duplication of Severance Benefits. If a Participant experiences a Qualifying Termination, the Participant will not be paid any amount, or receive any benefit, under or pursuant to any other plan or program calling for severance benefits, including special severance benefits related to a change in control event (as defined in the Plan or in such other plan or program). To the extent that a Participant is a party to any written and legally binding employment, retention, retirement or severance agreement with the Company or any of its affiliates and that a provision in such agreement (including a provision calling for special severance benefits related to a change in control event (as defined in the Plan or in such agreement)) is inconsistent with any provision of the Plan, then (a) if the agreement is entered into after the Participant becomes a Participant in the Plan, and if the agreement expressly provides that its inconsistent provision is intended to supersede, override, or settle matters under the Plan for that Participant, the agreement’s provision will govern and control, but (b) in any other circumstances, the provision of the Plan will govern and control. For the avoidance of doubt, amounts awarded under a retention bonus that pays out in connection with a Qualifying Termination during a

Covered Period shall not be considered duplicative of the severance benefits provided under Section 3.4 or 3.4 of the Plan.

3.9    Other Benefits Not Affected. None of the following benefits, programs, or other employment-related matters is enhanced, diminished or otherwise affected by the Plan, none is considered a benefit of the Plan, and none is waived, released, or otherwise affected by a Participant’s Release unless expressly so provided in that Release:

(a)    A Participant’s accounts in a savings plan, nonqualified deferred compensation plan, or other similar deferral plan or program of the Company or any of its affiliate, including any rights to require a rabbi trust or other similar funding protection;

(b)    A Participant’s rights under a pension or other funded defined-benefit retirement plan of the Company or any of its affiliates;

(c)    A Participant’s rights under any award of restricted stock, restricted stock units, stock options, stock appreciation rights, or other equity incentive awards, in each case whether or not associated with performance conditions, under the Sandy Spring Bancorp, Inc. 2015 Omnibus Incentive Plan or other equity plan sponsored by the Company and/or award agreements issued thereunder;

(d)    A Participant’s rights under any life or disability insurance plan or program of the Company or any of its affiliates, including any split-dollar life insurance agreement and the right to continue coverage after termination of employment, whether or not at the Participant’s cost; and

(e)    A Participant’s rights to obtain or continue health, dental or similar insurance coverage after termination of employment (so-called COBRA continuation rights).

3.10    Golden Parachute Provisions. In the event that any benefits payable to a Participant pursuant to the Plan or otherwise (“Payments”) (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 3.10 would be subject to the excise tax imposed by Section 4999 of the Code or any comparable successor provisions (the “Excise Tax”), then the Participant’s Payments hereunder will be either (x) provided to the Participant in full or (y) provided to the Participant as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax and any other applicable taxes, results in the receipt by the Participant, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. In the event that the Payments are to be reduced pursuant to this Section 3.10, and none of such Payments are “deferred compensation” subject to Section 409A of the Code, then the reduction will occur in the manner elected by the Participant in writing prior to the date of payment. If any Payment constitutes “deferred compensation” subject to Section 409A of the Code or if the Participant fails to elect an order, then the Payments to be reduced will be determined in a manner which has the least economic cost to the Participant and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when payment would have been made, until the reduction is achieved. Unless the Company and the Participant otherwise agree in writing, any determination required under this Section 3.10 will be made in writing in good faith by a nationally recognized accounting firm or other independent advisors selected by the Company (the “Accountants”) which will provide detailed supporting calculations both to the Company and the Participant within fifteen (15) business days of the receipt of notice from the Company or the Participant that there has been a payment that may be subject to Section 4999 of the Code, or such earlier time as is requested by the Company, and whose determination will be final, conclusive and binding upon the Participant and the Company for all purposes (and the Company will report such payments consistently and will reasonably defend such calculations). For purposes of making the calculations required by this Section 3.10, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Participant agree to furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 3.10.

4.Restrictive Covenants

4.1    Non-Disclosure of Confidential Material. During employment and thereafter, the Participant shall hold in a fiduciary capacity for the benefit of the Company and its affiliates all trade secrets and Confidential Information relating to the Company or any of its affiliates that have been obtained by the Participant during his or her employment by the Company or any of its affiliates. Except as may be required or appropriate in connection with the Participant carrying out his or her duties as an employee, he or she will not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, any statutory obligation or order of any court or statutory tribunal of competent jurisdiction, or as is necessary in connection with any adversarial proceeding against the Company or any of its affiliates (in which case the Participant will use his or her reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such trade secrets or Confidential Information to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform duties hereunder. Notwithstanding anything to the contrary in the Plan or otherwise, nothing shall limit the rights of a Participant under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity. Participants are hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding or (3) to an attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

4.2    Non-Solicitation of Employees. Each Participant agrees that, during his or her employment, and for a twelve (12) month period following the Termination Date, the Participant will not take any action, directly or indirectly (without the prior written consent of the Company), that causes or could reasonably be expected to cause any person who is then an employee of the Company or any of its affiliates to resign from the Company or any of its affiliates or to apply for or accept employment with any other business or enterprise.

4.3    Non-Solicitation of Clients. Each Participant agrees that, during his or her employment, and for a twelve (12) month period following the Participant’s Termination Date, the Participant will not, in any manner, directly or indirectly (without the prior written consent of the Company): (1) take any action that causes or could reasonably be expected to cause any client or prospective client of the Company or any of its affiliates to whom such Participant provided services or with whom such Participant otherwise had contact to become a client of or transact any business with a Competitive Business or reduce or refrain from doing any business with the Company or any of its affiliates, (2) transact business with any client or prospective client that would cause the Participant to be a Competitive Business or (3) interfere with or damage any relationship between the Company or any of its affiliates and a client or prospective client.

4.4    Non-Disparagement. Each Participant agrees and covenants that he or she will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory, maliciously false, or disparaging remarks, comments, or statements concerning the Company or any of its affiliates or their respective businesses, or any of their respective employees, officers, or directors. The preceding sentence does not in any way restrict or impede the Participant from exercising protected rights, to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

4.5    Validity. The terms and provisions of this Section 4 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision set forth herein will thereby be affected. If for any reason any court of competent jurisdiction finds any provision of this Section 4 unreasonable in duration or geographic scope or otherwise, the Participant and the Company agree that the restrictions and prohibitions contained herein will be effective to the fullest extent allowed under applicable law in such jurisdiction.

4.6    Injunctive Relief. Without limiting any remedies available to the Company, by acceptance of payments and benefits under the Plan, a Participant will be deemed to have agreed and acknowledged that a breach of the covenants contained in this Section 4 will result in injury to the Company and its affiliates for which there is no adequate remedy at law and that it will not be possible to measure damages for such injuries precisely, and that therefore, in the event of such a breach or threat thereof, the Company will be entitled to seek a temporary restraining order and a preliminary and permanent injunction, without bond or other security, restraining the Participant from engaging in activities prohibited by this Section 4 or such other relief as may be required specifically to enforce any of the covenants in Sections 4.1, 4.2 and 4.3 herein. This provision will not, however, be construed as a waiver of any of the rights that the Company may have for damages under the Plan or otherwise, and, except as limited in Section 6.10, all of the Company’s rights and remedies will be unrestricted.

5.Claims for Benefits Under the Plan

5.1    Claims for Benefits under the Plan. If a Participant believes that he or she should have been eligible to participate in the Plan or disputes the amount of benefits under the Plan, such individual may submit a claim for benefits in writing to the Committee within sixty (60) days after the individual’s termination of employment. If such claim for benefits is wholly or partially denied, the Committee will within a reasonable period of time, but no later than ninety (90) days after receipt of the written claim, notify the individual of the denial of the claim. If an extension of time for processing the claim is required, the Committee may take up to an additional ninety (90) days; provided that the Committee sends the individual written notice of the extension before the expiration of the original 90-day period. The notice provided to the individual will describe why an extension is required and when a decision is expected to be made. If a claim is wholly or partially denied, the denial notice: (1) will be in writing, (2) will be written in a manner calculated to be understood by the individual and (3) will contain (a) the reasons for the denial, including specific reference to those Plan provisions on which the denial is based; (b) a description of any additional information necessary to complete the claim and an explanation of why such information is necessary; (c) an explanation of the steps to be taken to appeal the adverse determination; and (d) a statement of the individual’s right to request arbitration as set forth in Section 6.10, in lieu of bringing a civil action under Section 502(a) of ERISA, following an adverse decision after appeal. The Committee will have full discretion to deny or grant a claim in whole or in part. If notice of denial of a claim is not furnished in accordance with this Section 5.1, the claim will be deemed denied and the claimant will be permitted to exercise his or her rights to review pursuant to Sections 5.2 and 5.3.

5.2    Right to Request Review of Benefit Denial. Within sixty (60) days of the individual’s receipt of the written notice of denial of the claim, the individual may file a written request for a review of the denial of the individual’s claim for benefits. In connection with the individual’s appeal of the denial of his or her benefit, the individual may submit comments, records, documents or other information supporting the appeal, regardless of whether such information was considered in the prior benefits decision. Upon request and free of charge, the individual will be provided reasonable access to and copies of all documents, records and other information relevant to the claim.

5.3    Disposition of Claim. The Committee will deliver to the individual a written decision on the claim promptly, but not later than sixty (60) days after the receipt of the individual’s written request for review, except that if there are special circumstances which require an extension of time for processing, the sixty (60)-day period will be extended to one hundred twenty (120) days; provided that the appeal reviewer sends written notice of the extension before the expiration of the original sixty (60)-day period. If the appeal is wholly or partially denied, the denial notice will: (1) be written in a manner calculated to be understood by the individual, (2) contain references to the specific Plan provision(s) upon which the decision was based, (3) contain a statement that, upon request and free of charge, the individual will be provided reasonable access to and copies of all documents, records and other information relevant to the claim for benefits and (4) contain a statement of the individual’s right to request arbitration as set forth in Section 6.10, in lieu of bringing a civil action under Section 502(a) of ERISA.

5.4    Exhaustion. An individual must exhaust the Plan’s claims procedures prior to proceeding with arbitration as set forth in Section 6.10.

6.Administration of the Plan

6.1    Administration. The Plan will be administered by the Committee or such other persons designated by the Board. The Committee will have the authority to select the Participants to be eligible for benefits under the Plan. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan; provided that any action permitted to be taken by the Committee may be taken by the Board, in its discretion. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan during the Covered Period will be subject to de novo review without any presumption of correctness. The Committee may delegate to one or more employees of the Company or any of its affiliates the authority to take actions on its behalf pursuant to the Plan.

6.2    Amendment; Termination.
(a)    The Plan may be amended at any time, provided, however, that unless the Participant otherwise agrees after being given notice of the Plan amendment, an amendment to the Plan pursuant to this paragraph that adversely and materially changes a benefit to a Participant is not effective as to that Participant until immediately after the end of the later of (i) twenty-four (24) months after the Company gives notice to the Participant of the change and of its effective date or (ii) the end of any Covered Period for the Participant that commenced before amendment of the Plan and that was ongoing at the time of amendment.

(b) The Plan may be amended at any time and in any manner necessary to comply with, or to avoid a material and adverse outcome for the Company or the Participants under, ERISA or Section 409A of the Code. Any such amendment will be effective immediately, or otherwise as provided by the Committee, without the consent of any Participant. If any such amendment is expected to have a material and adverse effect upon one or more Participants, the Company will give notice of the change to those Participants within thirty days after effectiveness.

(c) The Plan may be terminated at any time. If the Plan is terminated, new Participants may not be added, but the Plan will continue in effect for each then-current Participant until immediately after the later of (i) twenty-four (24) months after termination of the Plan or (ii) the end of any Covered Period that commenced before termination of the Plan.

(d) Termination or amendment of the Plan will not affect any obligation of the Company under the Plan which has accrued and is unpaid as of the effective date of the termination or amendment.

6.3    Successors. The Company will require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company’s obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform if no succession or assignment had taken place. In such event, the term “Company,” as used in the Plan, will mean (from and after, but not before, the occurrence of such event) the Company as herein before defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of the Plan.

6.4    Third Party Beneficiaries. The Plan shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs and assigns.

6.5    FDIC Limitations. If any payment or benefit under the Plan would otherwise be a golden parachute payment within the meaning of section 18(k) of the Federal Deposit Insurance Act (a “Golden Parachute Payment”) that is prohibited by applicable law, then the payments and benefits will be reduced to the greatest amount that can be paid to the Participant without there being a prohibited Golden Parachute Payment. To the extent reasonably practicable, the Company shall seek the approval of the Federal Deposit Insurance Corporation, the Maryland Department of Labor - Office of the Commissioner of Financial Regulation and any other bank regulatory body, as necessary, to make any payment to the Participant that would otherwise constitute a Golden Parachute Payment.

6.6    Creditor Status of Participants. In the event that any Participant acquires a right to receive payments from the Company under the Plan, such right will be no greater than the right of any unsecured general creditor of the Company.

6.7    Notice of Address. Each Participant entitled to benefits under the Plan must file with the Company, in writing, his or her post office address and each change of post office address. Any communication, statement or notice addressed to such Participant at such address will be deemed sufficient for all purposes of the Plan, and there will be no obligation on the part of the Company to search for or to ascertain the location of such Participant.

6.8    Headings. The headings of the Plan are inserted for convenience and reference only and will have no effect upon the meaning of the provisions hereof.
6.9    Choice of Law. TO THE EXTENT NOT PREEMPTED BY THE LAWS OF THE UNITED STATES, THE LAWS OF THE STATE OF MARYLAND WILL BE THE CONTROLLING LAW IN ALL MATTERS RELATING TO THE PLAN, REGARDLESS OF THE CHOICE-OF-LAW RULES OF THE STATE OF MARYLAND OR ANY OTHER JURISDICTION.

6.10    Arbitration.
(a)    Subject to the provisions of Section 4.6, any controversy or claim between a Participant and the Company arising out of or relating to or concerning the Plan (including the covenants contained in Section 4) and any dispute regarding such Participant’s employment or the termination thereof or any dispute regarding the application, interpretation or validity of the Plan will be finally settled by arbitration in a location determined by the Participant (which location must be located within the county in which the Participant primarily works) and administered by the American Arbitration Association (the “AAA”) under its Commercial Arbitration Rules then in effect. In the event of any conflict between the Plan and the rules of the AAA, the provisions of the Plan will be determinative. If the parties are unable to agree upon an arbitrator, they will select a single arbitrator from a list of seven (7) arbitrators designated by the office of the American Arbitration Association having responsibility for the location selected by the Participant, all of whom will be retired judges who are actively involved in hearing private cases or members of the National Academy of Arbitrators, and who, in either event, are residents of such forum. If the parties are unable to agree upon an arbitrator from such list, they will each strike names alternatively from the list, with the first to strike being determined by lot. After each party has used three (3) strikes, the remaining name on the list will be the arbitrator. The AAA’s Commercial Arbitration Rules will be modified in the following ways: (i) each arbitrator will agree to treat as confidential evidence and other information presented to them, (ii) there will be no authority to award punitive damages, (iii) there will be no authority to amend or modify the terms of the Plan and (iv) a decision must be rendered within ten (10) business days of the parties’ closing statements or submission of post-hearing briefs. The Participant or the Company may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in Montgomery County, Maryland or such other jurisdiction as the Participant may determine in his or her discretion to enforce any arbitration award under this Section 6.10.

(b)    To the extent permitted by law, the Company shall reimburse the Participant on a current basis for all reasonable legal fees, costs of litigation and other related expenses incurred in good faith by the Participant as a result of the Company’s refusal to provide the severance benefits to which the Participant becomes entitled under the Plan, or as a result of the Company’s contesting the validity, enforceability or interpretation of the Plan; provided, however, that the Participant shall reimburse the Company for all such fees and expenses if an arbitration panel issues a final and non-appealable order setting forth the determination that the position taken by the Participant was frivolous or advanced by the Participant in bad faith.
6.11    Withholding. All payments under the Plan will be subject to all applicable withholding of state, local, provincial and federal taxes.

6.12    No Implied Employment Contract. The Plan does not constitute a contract of employment or impose on a Participant any obligation to remain in the employ of the Company, nor does it impose on the Company or any of its affiliates any obligation to retain a Participant in his or her present or any other position, nor does it change the status of a Participant’s employment as an employee at will. Nothing in the Plan will in any way affect the right of the Company or any of its affiliates in its absolute discretion to change or reduce a Participant’s compensation at any time, or to change at any time one or more benefit plans, dental plans, health care plans, savings plans, bonus plans, vacation pay plans, disability plans and the like.

6.13    No Assignment. The rights of a Participant to payments or benefits under the Plan will not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 6.13 will be void.

6.14    Section 409A.
(a) General. The Plan is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, will in all respects be administered in accordance with Section 409A of the Code. The right to a series of payments under the Plan will be treated as a right to a series of separate payments. Each payment under the Plan that is made within 2-½ months following the end of the year that contains the Termination Date is intended to be exempt from Section 409A of the Code as a short-term deferral within the meaning of the final regulations under Section 409A of the Code. Each payment under the Plan that is made later than 2-½ months following the end of the year that contains the Participant’s Termination Date is intended to be exempt from Section 409A under the two-times exception of Treasury Reg. § 1.409A-1(b)(9)(iii), up to the limitation on the availability of that exception specified in the regulation. Then, each payment that is made after the two-times exception ceases to be available shall be subject to delay, in accordance with subsection (c) below. To the extent necessary to comply with Section 409A of the Code, all payments to be made upon a Participant’s Termination Date may only be made upon a “separation from service” within the meaning of Section 409A of the Code.

(b) In-Kind Benefits and Reimbursements. Notwithstanding anything to the contrary in the Plan, to the extent that any reimbursement or in-kind benefit provided under the Plan constitutes a “deferral of compensation” within the meaning of Section 409A of the Code (a “Reimbursement”), such Reimbursement will be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that: (a) any Reimbursement is for expenses incurred during the Participant’s lifetime (or during a shorter period of time specified in the Plan or in any applicable Company expense reimbursement policy), (b) the amount of expenses eligible for Reimbursement during a calendar year may not affect the expenses eligible for Reimbursement in any other calendar year, (c) the Participant must submit a request for Reimbursement along with a supporting invoice at least ten (10) days before the end of the calendar year following the calendar year in which such fees and expenses were incurred, (d) subject to any shorter time period provided in any Company expense reimbursement policy or specifically provided otherwise in the Plan, the Reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (e) the right to Reimbursement is not subject to liquidation or exchange for another benefit.

(c) Specified Employees. Notwithstanding anything in the Plan to the contrary, if the Participant is considered a “specified employee” (as such term is defined under Section 409A(a)(2)(B)(i) of the Code or any successor or comparable provision) on the date of the Participant’s “separation from service” (within the meaning of Section 409A of the Code), any payment that is subject to Section 409A of the Code and payable due to the Participant’s termination of employment will not be made to the Participant until the earlier of the six-month anniversary of the Participant’s “separation from service” within the meaning of Section 409A of the Code or the date of the Participant’s death and will be accumulated and paid on such date.

(d) No Participant Designation of Year of Payment. To the extent necessary to comply with Section 409A of the Code, in no event may a Participant, directly or indirectly, designate the taxable year of payment. In particular, to the extent necessary to comply with Section 409A of the Code, if any payment to a Participant under the Plan is conditioned upon the Participant’s executing and not revoking a Release and if the designated payment period for such payment begins in one taxable year and ends in the next taxable year, the payment will be made in the later taxable year.

EXHIBIT A
PARTICIPANTS AND SEVERANCE MULTIPLES

Participant	Severance Multiple
	Not During a Covered Period		During a Covered Period
	Section 3.3(b)	Section 3.3(c)	Section 3.4(b)	Section 3.4(c)

Exhibit B
PARTICIPATION AGREEMENT
Reference is made to the Sandy Spring Bancorp, Inc. (“Company”) Executive Severance Plan (as the same may be amended or modified from time to time, the “Plan”). The Plan is incorporated in this Participation Agreement and is deemed to be a part hereof for all purposes. Unless otherwise defined herein, capitalized terms used in this Participation Agreement shall have the meanings set forth in the Plan.

Upon your execution and delivery to the Company of this Participation Agreement, you will become a Participant in the Plan. Your participation in the Plan is subject to the terms and conditions of the Plan. Pursuant to your participation in the Plan, you are eligible to receive severance benefits in accordance with the terms of the Plan.

Your severance multiple for change in control severance benefits under Section 3.4 of the Plan is “__.” Your severance multiple for non-change in control severance benefits under Section 3.3 of the Plan is “__.”

By signing below, you expressly agree to be bound by, and you promise to abide by, the terms of the Plan. You agree that the terms of the Plan are reasonable in all respects. You further acknowledge that receipt of severance benefits under the Plan is contingent upon your execution, delivery and non-revocation of a general release of claims as provided in the Plan.

You acknowledge and agree that the Plan and this Participation Agreement supersede all prior change‑in‑control and/or severance benefit policies, plans and arrangements of the Company, if any (and supersede all prior oral or written communications by the Company with respect to change‑in‑control benefits or severance benefits, if any), and any such prior policies, plans, arrangements and communications are hereby null and void and of no further force and effect with respect to your participation therein.

You further acknowledge and agree that before signing this Participation Agreement (a) you have fully read and you understand the Plan, (b) you have fully read, and you understand and voluntarily enter into, this Participation Agreement, and (c) you have had sufficient opportunity to consult with your personal tax, financial planning advisor and attorney about the tax, financial and legal consequences of your participation in the Plan.

This Participation Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This Participation Agreement shall be valid, binding, and enforceable against a party when executed by means of (a) an electronic signature; (b) an original manual signature; or (c) a faxed, scanned or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall have for all purposes the same validity, legal effect and admissibility in evidence as an original manual signature.

IN WITNESS WHEREOF, each of the parties has executed this Participation Agreement (in the case of the Company, by its duly authorized officer), as set forth below.

SANDY SPRING BANCORP, INC.	PARTICIPANT:

By:	By:
Name:	Name:
Title:	Date:
Date: